OMB APPROVAL
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No. _____)


                 World Wrestling Federation Entertainment, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   98156Q108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 June 12, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)




                               Page 1 of 12 Pages

CUSIP No. 98156Q108                   13G                    Page 2 of 12 Pages


________________________________________________________________________________
1   NAME OF REPORTING PERSONS

     NBC-WWFE HOLDING, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     13-4118607


________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     NOT APPLICABLE
________________________________________________________________________________
3   SEC USE ONLY



________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5   SOLE VOTING POWER                       2,307,692

   SHARES
               _________________________________________________________________
BENEFICIALLY   6   SHARED VOTING POWER                     0

  OWNED BY
               _________________________________________________________________
    EACH       7   SOLE DISPOSITIVE POWER                  2,307,692

  REPORTING
               _________________________________________________________________
   PERSON      8   SHARED DISPOSITIVE POWER                0

    WITH
________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,307,692

________________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     NOT APPLICABLE                                                         [_]

________________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     16.7%

________________________________________________________________________________
12  TYPE OF REPORTING PERSON

     CO

________________________________________________________________________________

                               Page 2 of 12 Pages

CUSIP No. 98156Q108                   13G                    Page 3 of 12 Pages


________________________________________________________________________________
1   NAME OF REPORTING PERSONS

     NATIONAL BROADCASTING COMPANY, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     14-1682529


________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     NOT APPLICABLE
________________________________________________________________________________
3   SEC USE ONLY



________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5   SOLE VOTING POWER               DISCLAIMED (SEE 9 BELOW)

   SHARES
               _________________________________________________________________
BENEFICIALLY   6   SHARED VOTING POWER             NOT APPLICABLE

  OWNED BY
               _________________________________________________________________
    EACH       7   SOLE DISPOSITIVE POWER          DISCLAIMED (SEE 9 BELOW)

  REPORTING
               _________________________________________________________________
   PERSON      8   SHARED DISPOSITIVE POWER        NOT APPLICABLE

    WITH
________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY NATIONAL BROADCASTING COMPANY, INC.

________________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     NOT APPLICABLE                                                         [_]

________________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     NOT APPLICABLE (SEE 9 ABOVE)

________________________________________________________________________________
12  TYPE OF REPORTING PERSON

     CO

________________________________________________________________________________

                               Page 3 of 12 Pages

CUSIP No. 98156Q108                   13G                    Page 4 of 12 Pages


________________________________________________________________________________
1   NAME OF REPORTING PERSONS

     NATIONAL BROADCASTING COMPANY HOLDING, INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     13-3448662


________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     NOT APPLICABLE
________________________________________________________________________________
3   SEC USE ONLY



________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5   SOLE VOTING POWER              DISCLAIMED (SEE 9 BELOW)

   SHARES
               _________________________________________________________________
BENEFICIALLY   6   SHARED VOTING POWER            NOT APPLICABLE

  OWNED BY
               _________________________________________________________________
    EACH       7   SOLE DISPOSITIVE POWER         DISCLAIMED (SEE 9 BELOW)

  REPORTING
               _________________________________________________________________
   PERSON      8   SHARED DISPOSITIVE POWER       NOT APPLICABLE

    WITH
________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY NATIONAL BROADCASTING COMPANY HOLDING, INC.

________________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     NOT APPLICABLE                                                         [_]

________________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     NOT APPLICABLE (SEE 9 ABOVE)

________________________________________________________________________________
12  TYPE OF REPORTING PERSON

     CO

________________________________________________________________________________

                               Page 4 of 12 Pages

CUSIP No. 98156Q108                   13G                    Page 5 of 12 Pages


________________________________________________________________________________
1   NAME OF REPORTING PERSONS

     GENERAL ELECTRIC COMPANY

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     14-0689340


________________________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
     NOT APPLICABLE
________________________________________________________________________________
3   SEC USE ONLY



________________________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK

________________________________________________________________________________
  NUMBER OF    5   SOLE VOTING POWER                 DISCLAIMED (SEE 9 BELOW)

   SHARES
               _________________________________________________________________
BENEFICIALLY   6   SHARED VOTING POWER               NOT APPLICABLE

  OWNED BY
               _________________________________________________________________
    EACH       7   SOLE DISPOSITIVE POWER            DISCLAIMED (SEE 9 BELOW)

  REPORTING
               _________________________________________________________________
   PERSON      8   SHARED DISPOSITIVE POWER          NOT APPLICABLE

    WITH
________________________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED BY GENERAL ELECTRIC
     COMPANY.

________________________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     NOT APPLICABLE                                                         [_]

________________________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     NOT APPLICABLE (SEE 9 ABOVE)

________________________________________________________________________________
12  TYPE OF REPORTING PERSON

     CO

________________________________________________________________________________

                               Page 5 of 12 Pages

Item 1(a).        Name Of Issuer:

                  World Wrestling Federation Entertainment, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1241 East Main Street
                  Stamford, CT 06902

Item 2(a).        Name of Person Filing:

                  NBC-WWFE Holding, Inc. ("NBC-WWFE")
                  National Broadcasting Company, Inc. ("NBC")
                  National Broadcasting Company Holding, Inc. ("NBCH") General Electric Company ("GE")

                  NBC-WWFE is a wholly owned subsidiary of NBC, which is in turn a wholly owned subsidiary of NBCH, which is in turn a wholly owned subsidiary of GE.

Item 2(b).        Address of Principal Business Office Or, If None, Residence:

                  NBC-WWFE:         30 Rockefeller Plaza, New York, NY 10112
                  NBC:              30 Rockefeller Plaza, New York, NY 10112
                  NBCH:             30 Rockefeller Plaza, New York, NY 10112
                  GE:               3135 Easton Turnpike, Fairfield, CT 06431

Item 2(c).        Citizenship:

                  NBC-WWFE:         Delaware corporation
                  NBC:              Delaware corporation
                  NBCH:             Delaware corporation
                  GE:               New York corporation

Item 2(d).        Title of Class of Securities:

                  Class A Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  98156Q108

Item 3. If This Statement is Filed Pursuant to Rule 13D-1(b), or 13D-2(b) or (C), Check Whether the Person Filing is A:

                  Not applicable.




                               Page 6 of 12 Pages

Item 4.           Ownership.

                  (a)-(c) The responses of NBC-WWFE, NBC, NBCH and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Class A Common Stock of the Issuer are incorporated herein by reference.

                           Each of NBC, NBCH and GE hereby disclaims beneficial ownership of the Class A Common Stock of the Issuer owned by NBC-WWFE.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More Than Five Percent On Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.

Item 10.          Certification.

                  By signing below each of the undersigned certifies that, to the best of each of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






                               Page 7 of 12 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 22, 2000
                                       NBC-WWFE HOLDING, INC.


                                       By:  /s/ Elizabeth A. Newell
                                            ----------------------------
                                            Name:    Elizabeth A. Newell
                                            Title:   Attorney-in-Fact

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 22, 2000
                                       NATIONAL BROADCASTING COMPANY, INC.


                                       By:  /s/ Elizabeth A. Newell
                                            ----------------------------
                                            Name:    Elizabeth A. Newell
                                            Title:   Attorney-in-Fact

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 22, 2000
                                       NATIONAL BROADCASTING COMPANY
                                       HOLDING, INC.


                                       By:  /s/ Elizabeth A. Newell
                                            ----------------------------
                                            Name:    Elizabeth A. Newell
                                            Title:   Attorney-in-Fact

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 22, 2000
                                       GENERAL ELECTRIC COMPANY


                                       By:  /s/ Janet Bedol
                                            --------------------------
                                            Name:    Janet Bedol
                                            Title:   Attorney-in-Fact


                               Page 8 of 12 Pages

                                  EXHIBIT LIST



EXHIBIT NO.                               TITLE
-----------                               -----
    A               Joint Filing Agreement, dated June 22, 2000, among NBC-WWFE,
                    NBC, NBCH and GE
    B               Power of Attorney of GE
    C               Power of Attorney of NBCH and its subsidiaries




                               Page 9 of 12 Pages

                                    EXHIBIT A
                             JOINT FILING AGREEMENT


         This will confirm the agreement by and among all of the undersigned that a statement may be filed on behalf of each of the undersigned persons by General Electric Company ("GE") with respect to the Class A Common Stock of World Wrestling Federation Entertainment, Inc. Further, each of the undersigned agrees that GE, by its duly elected officers, shall be authorized to sign from time to time on behalf of the undersigned any amendments to this Schedule 13G relating to World Wrestling Federation Entertainment, Inc. which may be necessary or appropriate from time to time.

Date: June 22, 2000


                                           NBC-WWFE HOLDING, INC.


                                           By: /s/ Elizabeth A. Newell
                                               ---------------------------
                                               Name:   Elizabeth A. Newell
                                               Title:   Attorney-in-Fact

                                           NATIONAL BROADCASTING COMPANY, INC.


                                           By: /s/ Elizabeth A. Newell
                                               ---------------------------
                                               Name:    Elizabeth A. Newell
                                               Title:   Attorney-in-Fact

                                           NATIONAL BROADCASTING COMPANY
                                           HOLDING, INC.


                                           By: /s/ Elizabeth A. Newell
                                               --------------------------
                                               Name:    Elizabeth A. Newell
                                               Title:   Attorney-in-Fact

                                           GENERAL ELECTRIC COMPANY


                                           By: /s/ Janet Bedol
                                               -------------------------
                                               Name:    Janet Bedol
                                               Title:   Attorney-in-Fact









                               Page 10 of 12 Pages

                                    EXHIBIT B
                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS that General Electric Company ("GE") constitutes and appoints each of the Corporate Counsel, Associate Corporate Counsel, and Associate Securities Counsel as its true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for and on behalf of GE and in GE's respective name, place and stead, in any and all capacities, to sign any Statements on Schedule 13D, Schedule 13G, Schedule 14D, Form 3, Form 4 or Form 5 under the Securities Exchange Act of 1934, and any and all amendments to any thereof, and other documents in connection therewith (including, without limitation, any joint filing agreement with respect to any Statement on Schedule 13D, Schedule 13G or 14D or amendment thereto) and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as GE might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Dated:  February 8, 2000

                                    GENERAL ELECTRIC COMPANY


                                    By: /s/ B.W. Heineman, Jr.
                                        ------------------------
                                        Name:    B.W.Heineman, Jr.
                                        Title:   Senior Vice President,
                                                 General Counsel and Secretary






                               Page 11 of 12 Pages

                                    EXHIBIT C
                                POWER OF ATTORNEY


         The undersigned, National Broadcasting Company Holding, Inc., a Delaware corporation (hereinafter referred to as the "Corporation"), does hereby make, constitute and appoint the persons listed below as true and lawful agents and attorneys-in-fact (hereinafter referred to as the "Attorney") of the Corporation to act either together or alone in the name and on behalf of the Corporation for and with respect to the matters hereinafter described.

          Name of Attorney:   Elizabeth A. Newell
                              Susan E. Weiner

         Each Attorney shall have the power and authority to do the following:

         To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 and 5 or any amendments thereto required to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Corporation with regard to any securities owned by National Broadcasting Company Holding, Inc. or any of its subsidiaries.

         And, in connection with the foregoing, to execute and deliver all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient of the Corporation in order to more effectively carry out the intent and purpose of the foregoing.

         Agreements, commitments, documents, instruments and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Corporation without attestation and without affixation of the seal of the Corporation. The Power of Attorney conferred hereby shall not be delegable by any Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

         Unless sooner revoked by the Corporation, this Power of Attorney shall be governed under the laws of the State of New York.

         IN WITNESS WHEREOF, the Corporation has caused this Power of Attorney to be executed, attested and its corporate seal to be affixed on this 8th day of February, 2000.


                                               NATIONAL BROADCASTING COMPANY
                                               HOLDING, INC.


                                               By: /s/  Mark Begor
                                                   -------------------------
                                                   Name:  Mark Begor
                                                   Title:    Vice President




                               Page 12 of 12 Pages